As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENNECO INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0515284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 North Field Drive Lake Forest, Illinois 60045 (847) 482-5000
(Address of principal executive offices, including zip code)

DRiV 401(k) Retirement Savings Plan

Tenneco 401(k) Investment Plan

Tenneco Employee Investment Plan

(Full title of the plans)

Thomas J. Sabatino, Jr.

Executive Vice President, General Counsel

and Corporate Secretary

500 North Field Drive

Lake Forest, Illinois 60045

(847) 482-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jodi A. Simala

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Voting Common Stock, par value $0.01 per share	3,240,000	$20.49	$66,387,600	$7,242.89

(1)

This registration statement (this “Registration Statement”) shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s Class A Voting Common Stock on the New York Stock Exchange on June 21, 2021.

In addition, pursuant to Rule 416(c) under the Securities Act, the Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

EXPLANATORY NOTE

A Registration Statement on Form S-8 was filed by Tenneco Inc. (“Tenneco”) with the Securities and Exchange Commission (the “Commission”) on March 27, 2019 (Registration No. 333-230532) (the “Prior Registration Statement”) to register under the Securities Act 3,000,000 shares of Class A Voting Common Stock, par value $0.01 per share (“Class A Common Stock”) of Tenneco that may be offered or sold from time to time pursuant to the Tenneco 401(k) Retirement Savings Plan, 700,000 shares of Class A Common Stock that may be offered or sold from time to time pursuant to the Federal-Mogul 401(k) Investment Plan, 200,000 shares of Class A Common Stock that may be offered or sold from time to time pursuant to the Federal-Mogul Employee Investment Plan and 100,000 shares of Class A Common Stock that may be offered or sold from time to time pursuant to the Federal-Mogul Motorparts 401(k) Investment Plan, plus an indeterminate amount of interests to be offered or sold pursuant to the Plans.

The Tenneco 401(k) Retirement Savings Plan was subsequently renamed the DRiV 401(k) Retirement Savings Plan (the “DRiV Plan”), the Federal-Mogul 401(k) Investment Plan was subsequently renamed the Tenneco 401(k) Investment Plan (the “Tenneco Plan”), and the Federal-Mogul Employee Investment Plan was subsequently renamed the Tenneco Employee Investment Plan (the “Employee Plan,” and the Employee Plan together with the DRiV Plan and the Tenneco Plan, the “Plans”). In addition, the Federal-Mogul Motorparts 401(k) Investment Plan was merged into the DRiV Plan effective December 31, 2019.

This Registration Statement on Form S-8 is being filed by Tenneco to register an additional 3,240,000 shares of Class A Common Stock that may be offered or sold from time to time pursuant to the Plans, together with an indeterminate amount of interests to be offered or sold pursuant to the Plans. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference except to the extent otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement:

(a)	Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(b)	DRiV 401(k) Retirement Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2020.

(c)	Tenneco 401(k) Investment Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2020.

(d)	Tenneco Employee Investment Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2020.

(e)	Tenneco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

(f)

Tenneco’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or 7.01 of Form 8-K,  including any exhibits included with such items) dated January  6, 2021, March  3, 2021, March  17, 2021 and May 18, 2021.

(g)

The description of Tenneco’s Class A Common Stock contained in Tenneco’s Registration Statement on Form 10 (File No. 1-12387) originally filed with the Commission on October 30, 1996, as amended by Tenneco’s post-effective amendment to the Registration Statement on Form 10 filed with the Commission on October 1, 2018, including, as updated by Exhibit 4.1 of Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any other amendments or reports filed for the purpose of updating the description included therein.

In addition, all documents subsequently filed by Tenneco or the Plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing by Tenneco of a post-effective amendment which indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. In no event, however, will any information that Tenneco discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that Tenneco may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation of Tenneco provides that a director of Tenneco will not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law (“DGCL”). Based on the DGCL as presently in effect, a director of Tenneco will not be personally liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to Tenneco or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; which concerns unlawful payments of dividends, stock purchases or redemptions; or (4) for any transactions from which the director derived an improper personal benefit.

While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, Tenneco’s certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director’s breach of his or her duty of care. The provisions of Tenneco’s certificate of incorporation described above apply to an officer of Tenneco only if he or she is a director of Tenneco and is acting in his or her capacity as director. They do not apply to officers of Tenneco who are not directors.

Tenneco’s by-laws include the following provisions:

“Article IV, Section 14.

(1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

(2) The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 14 or otherwise.

(3) If a claim for indemnification under this Section 14 (following the final disposition of such action, suit or proceeding) or if a claim for any advancement of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

(6) Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

(7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.”

In addition, historically Tenneco’s directors entered into separate contractual indemnity arrangements with Tenneco, but no current director is a party to such arrangement. This arrangement provides for indemnification and the advancement of expenses to the former directors in certain circumstances and is subject to limitations substantially similar to those described above, and such rights continue in effect for 10 years following termination of service as a director.

Tenneco has purchased insurance which purports to insure Tenneco against some of the costs of indemnification which may be incurred under the by-law section discussed above. The insurance also purports to insure the officers and directors of Tenneco and its subsidiaries against some liabilities incurred by them in the discharge of their duties as officers and directors, except for liabilities resulting from their own malfeasance.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and agents of the corporation under certain circumstances and subject to certain limitations.

Item 8. Exhibits.

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Tenneco Inc. dated October 1, 2018 (incorporated by reference to Exhibit 3.1 of Tenneco’s Current Report on Form 8-K dated October 1, 2018).

4.2	By-laws of Tenneco Inc., as amended October 1, 2018 (incorporated by reference to Exhibit 3.2 of Tenneco’s Current Report on Form 8-K dated October 1, 2018).

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

The registrant has submitted or will submit the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tenneco Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 25th day of June, 2021.

TENNECO INC.

By:	/s/ Matti Masanovich
Name:	Matti Masanovich
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears immediately below constitutes and appoints Thomas J. Sabatino, Jr., Executive Vice President, General Counsel and Corporate Secretary of Tenneco Inc., Matti Masanovich, Executive Vice President and Chief Financial Officer of Tenneco Inc., and John S. Patouhas, Vice President and Chief Accounting Officer of Tenneco Inc., and each or any one of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Tenneco Inc. to comply with the Securities Act of 1933 and other federal or state securities laws in connection with this Registration Statement and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of June, 2021.

Signature	Title

/s/ Brian J. Kesseler Brian J. Kesseler	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Matti Masanovich Matti Masanovich	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John S. Patouhas John S. Patouhas	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Dennis J. Letham Dennis J. Letham	Chairman and Director

/s/ Roy V. Armes Roy V. Armes	Director

/s/ Thomas C. Freyman Thomas C. Freyman	Director

/s/ Denise Gray Denise Gray	Director

/s/ James S. Metcalf James S. Metcalf	Director

/s/ Aleksandra A. Miziolek Aleksandra A. Miziolek	Director

/s/ Charles K. Stevens Charles K. Stevens III	Director

/s/ John S. Stroup John S. Stroup	Director

/s/ Jane L. Warner Jane L. Warner	Director

PLAN SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the Plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on June 25, 2021.

DRiV 401(k) RETIREMENT SAVINGS PLAN

/s/ Kaled Awada

Name:	Kaled Awada
Title:	Executive Vice President and CHRO

TENNECO 401(k) INVESTMENT PLAN

/s/ Kaled Awada
Name:	Kaled Awada
Title:	Executive Vice President and CHRO

TENNECO EMPLOYEE INVESTMENT PLAN

/s/ Kaled Awada

Name:	Kaled Awada
Title:	Executive Vice President and CHRO